EXHIBIT 99.1
                                                                   ------------

FOR IMMEDIATE RELEASE

                     ADVANCED MEDICAL OPTICS, INC. AMENDS
                      MODIFIED DUTCH AUCTION TENDER OFFER
                   FOR ITS 9-1/4% SENIOR SUBORDINATED NOTES
                   TO INCREASE OFFER AMOUNT AND OFFER RANGE

(SANTA ANA, CA), July 1, 2003--Advanced Medical Optics, Inc. [NYSE: AVO] ("AMO") today announced that it has amended its "Modified Dutch Auction" tender offer (the "Offer") for up to $75.0 million aggregate principal amount at maturity (the "Offer Amount") of its outstanding 9-1/4% Senior Subordinated Notes due 2010 (the "Notes"). The Offer commenced on June 18, 2003. Originally, AMO was offering to purchase the Notes at a purchase price specified or deemed to have been specified by the tendering holders that was not greater than $1,097.50 per $1,000 principal amount at maturity of Notes (the "Maximum Offer Price") nor less than $1,070.00 per $1,000 principal amount at maturity of Notes (the "Minimum Offer Price" and, the range from and including the Minimum Offer Price to and including the Maximum Offer Price, the "Offer Range"), plus accrued and unpaid interest thereon to, but not including, the date of purchase.

AMO has amended the Offer to increase the Offer Amount, the Maximum Offer Price and the Minimum Offer Price as follows: (1) the Offer Amount is up to $115.0 million aggregate principal amount at maturity of the Notes; (2) the Maximum Offer Price is $1,150.00 per $1,000 principal amount at maturity of Notes; and (3) the Minimum Offer Price is $1,120.00 per $1,000 principal amount at maturity of Notes. In addition, the Offer Range is correspondingly increased to reflect the new Maximum Offer Price and the new Minimum Offer Price.

The complete terms and conditions of the Offer are set forth in the Offer to Purchase dated June 18, 2003 and the related Letter of Transmittal (together, the "Offer to Purchase"). Other than the increase in the Offer Amount, the Maximum Offer Price, the Minimum Offer Price and the Offer Range as described above, all other terms and conditions of the Offer set forth in the Offer to Purchase remain unchanged. The Offer is currently scheduled to expire at 12:00 midnight, New York City time, on July 16, 2003, unless extended or earlier terminated by AMO.

As more fully described in the Offer to Purchase, the Offer is subject to certain conditions, including consummation of a private offering of convertible senior subordinated notes by AMO. This private offering was completed on June 24, 2003, and, accordingly, that condition has been satisfied. The Offer remains subject to the other conditions set forth in the Offer to Purchase.

Morgan Stanley & Co. Incorporated is acting as exclusive dealer manager, Mellon Investor Services LLC is acting as information agent and The Bank of New York is acting as depositary in connection with the Offer. Copies of the Offer to Purchase, the Letter of Transmittal and the other related documents may be obtained from the information agent at (877) 698-6865. Additional information concerning the terms of the Offer may be obtained by contacting Morgan Stanley & Co. Incorporated at (800) 624-1808 (U.S. callers) or (212) 761-1893 (international callers).

About Advanced Medical Optics

Advanced Medical Optics, Inc. is a global leader in the development, manufacturing and marketing of ophthalmic surgical and eye care products. The Company focuses on developing a broad suite of innovative technologies and devices to address a wide range of eye disorders. Products in the ophthalmic surgical line include foldable intraocular lenses, phacoemulsification systems, viscoelastics and related products used in cataract surgery, and microkeratomes used in LASIK procedures for refractive error correction. AMO owns or has the rights to such well-known ophthalmic surgical product brands as PhacoFlex(R), Clariflex(R), Array(R) and Sensar(R) foldable intraocular lenses, the Sovereign(R) phacoemulsification system and the Amadeus(TM) microkeratome. Products in the eye care line include disinfecting solutions, daily cleaners, enzymatic cleaners and lens rewetting drops. Among the well-known eye care product brands the Company possesses are COMPLETE(R), COMPLETE(R) Blink-N-Clean(R), Consept(R)F, Consept(R) 1 Step, Oxysept(R) 1 Step, Ultracare(R), Ultrazyme(R), Total Care(R) and blink(TM). Amadeus is a licensed product of, and a trademark of, SIS, Ltd.

Advanced Medical Optics, Inc. is based in Santa Ana, California, and employs approximately 2,000 worldwide. The Company has operations in about 20 countries and markets products in approximately 60 countries. For more information, visit the Company's web site at www.amo-inc.com.

Forward-Looking Statements

This press release contains forward-looking statements about AMO, including those relating to the Offer. All forward-looking statements in this press release are based on estimates and assumptions and represent AMO's judgment only as of the date of this press release. Actual results may differ from current expectations based on a number of factors including but not limited to changing market conditions and an insufficient response to the Offer. In addition, matters generally affecting the domestic and global economy, such as changes in interest and currency exchange rates, can affect AMO's results. Therefore, the reader is cautioned not to rely on these forward-looking statements. AMO disclaims any intent or obligation to update these forward-looking statements.

Additional information concerning these and other risk factors may be found in previous financial press releases issued by AMO. AMO's public periodic filings with the Securities and Exchange Commission, including the discussion under the heading "Certain Factors and Trends Affecting AMO and its Businesses" in AMO's 2002 Form 10-K filed by AMO with the Securities and Exchange Commission on March 14, 2003 and in AMO's Form 10-Q for the quarter ended March 31, 2003 filed by AMO with the Securities and Exchange Commission on May 5, 2003, also include information concerning these and other risk factors. Copies of press releases and additional information about AMO are available on the World Wide Web at www.amo-inc.com, or you can contact the AMO Investor Relations Department by calling the number listed below.

Advanced Medical Optics, Inc.
Vince Scullin (Investors) (714) 247-8344
E-mail: vince.scullin@amo-inc.com